Exhibit 99.1
CONTACTS:
Solexa, Inc.
John West, CEO
510/670-9300
John.West@solexa.com

European Media Contact:	Lippert/Heilshorn & Associates
Northbank Communications	Investor Contacts:
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0) 20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	310/691-7100
U.S. Media Contact:
Chenoa Taitt (ctaitt@lhai.com)
212/838-3777
For Immediate Release
SOLEXA REPORTS THIRD QUARTER FINANCIAL RESULTS
Technology platform demonstrates success in resequencing human DNA
Key hires strengthen management and scientific staff
HAYWARD, Calif. and Cambridge, UK (November 14, 2005) — Solexa, Inc. (Nasdaq: SLXA) today announced financial results for the third quarter and nine months ended September 30, 2005.
“We have made substantial strides in preparing for the launch of our next-generation genetic analysis instrument system, which we are developing to dramatically reduce the cost and increase the speed of DNA sequencing,” said John West, chief executive officer of Solexa. “Among these, we have completed a major initiative to strengthen our leadership by adding key executive and scientific professionals. Further, last month we announced the successful resequencing of a human bacterial artificial chromosome, which demonstrates that our reversible-terminator chemistry and Clonal Single-Molecule Array™ technology can be applied to resequence human DNA.
“We are on track with our stated milestones of completing the introduction of our genetic analysis instrument system later this year and continue to expect commercial instrument sales in the first half of 2006,” he added.
Financial Results
Reported results of operations for the three months and nine months ended September 30, 2005 reflect those of Solexa Limited, to which the operations of Lynx Therapeutics, Inc. have been added following March 4, 2005, the date of the consummation of the business combination. Financial results from 2004 reflect the operations of Solexa Limited.
Revenues for the third quarter of 2005 were $844,000, compared with revenues of $31,000 for the third quarter of 2004. Revenues include primarily service fees generated from the genomics service business and are expected to vary from quarter to quarter based in part on timing of receipt of biological samples, variability in outstanding contracts and the presence of non-service fee revenues. The increase in revenues relates to the addition of the genomics services business as a result of the business combination. Revenue in this period is from the MPSS™ service business and does not yet reflect any contribution from Solexa’s reversible-terminator and Clonal Single Molecule Array™ DNA sequencing platform.
Total operating costs and expenses were $11.6 million in the 2005 third quarter, up from $3.3 million in the prior-year third quarter. Most of the increase was due to the addition of the results of Solexa’s U.S. operations from the date of the business combination. Cost of service fees, which represents costs associated with providing the Company’s genomics services, was $3.9 million in the third quarter of 2005. This includes a $2.2 million reserve for expected future losses on current contracts related to experiments to be performed with the previous-generation MPSS™ technology. This reserve is based on historical experience and estimates of future performance and may vary considerably in future periods. Also in this year’s third quarter, research and development expenses were $4.5 million, and selling, general and administrative expense was $3.1 million.
Solexa reported a net loss attributable to common shareholders for the 2005 third quarter of $10.8 million, or $0.43 per common share, compared with a net loss attributable to common shareholders of $3.2 million, or $3.07 per common share, for the 2004 third quarter.
For the nine months ended September 30, 2005, revenues were $2.8 million, compared with $72,000 for the comparable prior-year period. The Company reported a net loss attributable to common shareholders of $26.0 million for the first nine months of 2005, or $1.53 per share, compared with a net loss attributable to common shareholders of $7.9 million, or $7.61 per share, last year.
As of September 30, 2005, Solexa reported cash and cash equivalents of $19.1 million, compared with $10.5 million as of December 31, 2004. In July 2005, the Company completed a private equity placement of approximately $24.0 million, which represents the second and final tranche of a previously announced $32.5 million financing. The Company also repaid $3.0 million in bank debt.
Third Quarter Highlights and Recent Accomplishments
Solexa’s recent accomplishments include:
•	Successfully sequencing a human bacterial artificial chromosome, demonstrating that Solexa’s novel technology can be applied to resequence human DNA with the necessary quality, and suggesting that the Company will achieve the necessary scale, to resequence whole human genomes at or below $100,000 per sample. Solexa scientists demonstrated results of very high quality on sequences that have proven difficult for other DNA sequencing chemistries.
•	Producing the first batch of five laser-based genetic analysis instruments, of which two are now in use at the Company’s Cambridge, U.K. facility and three are now in use at the Company’s California facility.
•	Bolstering its intellectual property position with the recent allowance of a key patent and the acquisition of a set of early patents in the area of reversible-terminator chemistry.

•	Augmenting management and scientific leadership with the hiring of key personnel:
•	David R. Bentley, D.Phil, Chief Scientist. Dr. Bentley’s role is to drive the DNA sequencing applications of Solexa’s technology and to help foster strong interactions with genetic research laboratories worldwide. He brings experience from his previous position as Head of Human Genetics and a founding Member of the Board of Management at the Wellcome Trust Sanger Institute, where he played a leading role in the Institute’s major contribution to the human genome sequence, the work of the SNP Consortium and the International Haplotype Mapping (HapMap) Project.
•	Omead Ostadan, Vice President Marketing. Mr. Ostadan is responsible for the critical task of designing and implementing a plan for commercial launch of Solexa’s next-generation genetic analysis systems. Mr. Ostadan was formerly with Applied Biosystems, where he led the marketing and commercialization of the genetic analyzers that currently populate virtually all state-of-the-art sequencing facilities worldwide.
•	Gary P. Schroth, Ph.D., Director, Expression Applications R&D. Dr. Schroth is leading a group developing products for analysis of gene expression and small RNA using Solexa’s DNA sequencing technology. Dr. Schroth was formerly a Group Leader at Applied Biosystems, where he led the scientific development of the Expression Array System microarray platform. Prior to that he held research positions at Genelabs Technologies and Gen-Probe.
•	Svilen Tzonev, Ph.D., Senior Director Software, BioInformatics & IT. Dr. Tzonev is leading the development and commercialization of software and informatics tools for Solexa’s genetic analysis system. Previously Dr. Tzonev was the Director of Software and Informatics at GE Healthcare and at Amersham Pharmacia Biotech, where he led development of sequencing, genotyping, gene expression and cellular screening systems and applications.
•	Presenting technical results at leading scientific forums, which include:
•	Technology workshop at the 12th Annual Chips to Hits Conference (September 13, 2005)
•	Plenary presentation and exhibition at the GSAC 2005 Genomes, Medicine and the Environment Conference (October 18, 2005)
•	Technology seminar and exhibition at the 2005 Annual Meeting of the American Society of Human Genetics (October 27, 2005)
•	Presenting at multiple investor forums, which include:
•	Investor presentation at the UBS Global Life Sciences Conference (September 29, 2005)
•	Workshop Discussion: Cancer Genome Project, Part I: Implications for Sequencing Technology, at the BIO Investor Forum (October 20, 2005)
•	Investor presentation at the Rodman & Renshaw Techvest 7th Annual Healthcare Conference (November 8, 2005)
About Solexa
Solexa, Inc. is developing and preparing to commercialize a new genetic analysis instrument system, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and micro-RNA analysis. Solexa expects its first generation technology to generate over a billion bases of DNA sequence per run and to enable whole genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. The Company expects to introduce its first instrument system by the end of 2005. For further information, please visit www.solexa.com.

This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development including the commercial introduction of the Company’s novel genetic analysis technology, the expansion and success of Solexa’s commercial application of its genomics technologies, intellectual property matters, the availability of adequate funding for Solexa and the future financial performance of Solexa. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the quarter ended September 30, 2005. Solexa does not undertake any obligation to update forward-looking statements.
[Tables to Follow]

SOLEXA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Service revenue	$844	$31	$2,848	$72

Operating costs and expenses:
Cost of service fees	3,889	—	6,167	—
Research and development	4,542	1,739	11,636	4,774
Sales, general and administrative	3,124	1,589	9,724	2,925
Restructuring charge	—	—	333	—

Total operating costs and expenses	11,555	3,328	27,860	7,699

Loss from operations	(10,711)	(3,297)	(25,012)	(7,627)

Interest income (expense), net	(67)	112	(404)	226
Other (expense), net	(24)	—	(31)	—

Net loss	(10,802)	(3,185)	(25,447)	(7,401)

Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	—	(522)	(479)

Net loss attributable to common shareholders	$(10,802)	$(3,185)	$(25,969)	$(7,880)

Basic and diluted net loss per common share attributable to common shareholders	$(0.43)	$(3.07)	$(1.53)	$(7.61)

Weighted average shares used to compute basic and diluted net loss per common share	25,369	1,036	16,938	1,036

SOLEXA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$19,111	$10,463
Accounts receivable	381	25
Inventory	1,032	—
Loan receivable from Lynx Therapeutics, Inc.	—	2,500
Other current assets	816	1,875

Total current assets	21,340	14,863

Property and equipment, net	5,799	1,009
Intangible assets, net	3,671	1,943
Goodwill	22,261	—
Other non-current assets	256	—

Total assets	$53,327	$17,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,431	$840
Accrued compensation	1,744	207
Accrued professional fees	422	—
Equipment financing, current portion	37	23
Forward loss contingency	2,167	—
Other accrued liabilities	699	391
Deferred rent, current portion	743	—

Total current liabilities	7,243	1,461

Deferred revenues	3,409	—
Equipment financing, net of current portion	52	4
Deferred rent, net of current portion	2,599	—
Series B preferred redeemable convertible shares	—	15,919

Stockholders’ equity:
‘A’ convertible ordinary shares	—	20
Ordinary shares	—	9
Common stock	261	—
Additional paid-in capital	86,030	20,385
Deferred compensation	(372)	—
Accumulated other comprehensive income	2,232	2,697
Accumulated deficit	(48,127)	(22,680)

Total stockholders’ equity	40,024	431

Total liabilities and stockholders’ equity	$53,327	$17,815

(1) The balance sheet at December 31, 2004 has been derived from the Company’s audited financial statements, which are included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 20, 2005.
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